Exhibit 99.01

NuStar Energy L.P. Reports Solid Second Quarter 2023 Earnings Results

Balance Sheet Continues to Strengthen with Repurchase of More Series D Preferred Units

Pipeline Segment’s Operating Income Up Seven Percent Quarter-Over-Quarter

Fuels Marketing Segment Reports Another Strong Quarter

West Coast Region’s Revenues Up Approximately 30 Percent Quarter-Over-Quarter

Positive Outlook for Remainder of 2023

SAN ANTONIO, August 3, 2023 - NuStar Energy L.P. (NYSE: NS) today announced solid results for the second quarter of 2023 fueled by strong volumes in its refined products and Ammonia pipelines.

“I am pleased to report that we have delivered another quarter of positive results, and we are on track to achieve all of our strategic priorities this year,” said NuStar Chairman and CEO Brad Barron.

“One of our top stated priorities is to continue to strengthen our balance sheet,” Barron said. “And in June and July, we took another big step forward in that regard by repurchasing another 8.1 million Series D preferred units, leaving only about one-third of the original issuance still outstanding. Although our second quarter earnings per unit were impacted by the premium paid to redeem these units, totaling $0.29 per unit, we are pleased to have significantly strengthened our balance sheet and are on track to redeem all of the remaining Series D units by the end of 2024, which is two years ahead of our original schedule.

“NuStar reported net income of $46 million for the second quarter of 2023, and largely as a result of the $0.29 per unit premium charge, a $0.20 net loss per unit, compared to net income of $59 million, or $0.20 per unit, for the second quarter of 2022,” said Barron. “It is important to note that earnings before interest, taxes, depreciation and amortization (EBITDA) were not impacted by the premium associated with the accelerated repurchase of the Series D preferred units, and we reported EBITDA of $169 million for the second quarter of 2023, which is comparable to second quarter of 2022 adjusted EBITDA of $174 million.

Operations Continue to Perform Well

NuStar’s Pipeline Segment generated operating income of $108 million and EBITDA of $152 million in the second quarter of 2023, compared to operating income of $101 million and EBITDA of $145 million in the second quarter of 2022.

“Our refined products systems and our Ammonia Pipeline System continued to deliver solid, dependable revenue contributions, with throughput up three percent in the second quarter of 2023 compared to the second quarter of 2022, reflecting the strength of these assets and our position in the markets we serve in the mid-Continent and throughout Texas,” said Barron. “In addition, our McKee System continued to perform well, with higher revenues and throughputs versus the same period last year, due to increased demand across the system, as well as a customer’s maintenance issues in the second quarter of 2022.”

Barron highlighted the strong performances of NuStar’s Fuels Marketing Segment and West Coast Renewable Fuels Strategy.

“After a near record-breaking 2022, our Fuels Marketing Segment has reported another strong quarter in 2023, generating operating income and EBITDA of $7 million, which is comparable to the segment’s strong second quarter of 2022 results,” said Barron. “In addition, thanks in large part to our West Coast

Renewable Fuels strategy, our West Coast region delivered another great quarter with revenues approximately 30 percent higher compared to the second quarter of 2022.”

NuStar’s Permian Crude System volumes averaged 508,000 barrels per day (BPD), down slightly compared to second quarter of 2022 volumes.

“Our second quarter Permian volumes reflected some producer-specific operational issues and delays in the first half of the year that we expect to be resolved over the remainder of the year,” said Barron. “As those issues are resolved and those producers ramp up activity, we expect volumes to pick up. In fact, we have already seen an uptick in July with volumes averaging almost 530,000 barrels per day and we continue to expect to exit 2023 in the range of 570,000 to 600,000 barrels per day.”

Balance Sheet Continues to Strengthen

NuStar Executive Vice President and Chief Financial Officer Tom Shoaf gave a positive update on the company’s continued progress in building its financial strength and flexibility.

“We are pleased that we ended the second quarter of 2023 with a debt-to-EBITDA ratio of 3.73 times,” said Shoaf. “By accelerating the repayment of the Series D units over the course of this past year, while at the same time taking the necessary steps to protect our healthy debt-to-EBITDA metric, we have demonstrated our commitment to continuing to improve our balance sheet.

“We ended the second quarter of 2023 with $750 million available on our $1 billion unsecured revolving credit facility. And on June 30, we announced that we renewed our unsecured revolving credit agreement, maintaining the facility’s $1 billion capacity and extending the maturity of the facility an additional 21 months to January 2027.”

Shoaf stated that even with the accelerated repayment of the Series D units, NuStar is still on track to finish the year with a healthy debt-to-EBITDA ratio below four times.

Positive Outlook for Remainder of 2023

Shoaf also gave an update on full-year guidance for net income and adjusted EBITDA, as well as strategic capital and reliability capital for 2023.

“We expect to generate full-year 2023 net income in the range of $252 to $290 million and full-year 2023 adjusted EBITDA in the range of $700 to $760 million,” said Shoaf.

He also noted that NuStar plans to spend $125 to $145 million in strategic capital in 2023.

“While we continue to expect to exit the year with our Permian Crude System’s volumes between 570,000 to 600,000 barrels per day, we are now forecasting lower spending for our Permian System in the range of $35 to $45 million,” said Shoaf. “We continue to expect to spend around $25 million to expand our West Coast Renewable Fuels Network.

“In addition, we still expect to spend between $25 and $35 million on reliability this year.”

Bright Outlook for Ammonia System

Barron closed by highlighting a project that was announced last quarter, which will connect NuStar’s Ammonia Pipeline System to OCI Global’s state-of-the-art ammonia products facility in Iowa. This project, which is supported by a long-term revenue commitment, is on track to be in service next year.

“We expect this healthy-return, low-capital project will meaningfully increase utilization of our Ammonia Pipeline System,” said Barron. “And we expect this project to be just the first of several, as we are actively working with a number of potential customers interested in connections to our system, across our footprint, for a variety of different opportunities.”

Barron continued, “As we have mentioned in past calls, we are seeing burgeoning interest in lower carbon ammonia. Interest from the companies developing “blue” and “green” ammonia production facilities that need market access, as well as from companies interested in the supply of lower carbon ammonia to make fertilizer, Diesel Exhaust Fluid (DEF) and other important products. We are also talking to a number of potential customers who are looking at new uses for lower carbon ammonia, including as a low-cost, safe way to transport hydrogen for fuel.

“In addition to the “greening” of ammonia increasing demand in the domestic ammonia market, international ammonia demand is also driving interest in building or converting logistics to export ammonia produced here in the U.S. Our Ammonia Pipeline System currently supplies the U.S.’ breadbasket in the Midwest primarily with domestically produced ammonia, but growing interest in export capabilities could drive additional utilization of not only our Ammonia Pipeline System but also potentially our St. James facility, which has dock capacity and a footprint to support ammonia storage and export. We are excited about this growing interest in ammonia, and the actionable opportunities that interest is generating, for our Ammonia Pipeline System and beyond, in the near-term and over the next several years,” Barron concluded.

Conference Call Details

A conference call with management is scheduled for 9:00 a.m. CT on Thursday, August 3, 2023, to discuss the financial and operational results for the second quarter of 2023. Persons interested in listen-only participation may access the conference call directly at https://edge.media-server.com/mmc/p/hu7hrnep. Persons interested in Q&A participation may pre-register for the conference call and obtain a dial-in number and passcode at https://register.vevent.com/register/BI2ecc56df0e114ea58ced5740b23a1940. A recorded version will be available two hours after the conclusion of the conference call at https://edge.media-server.com/mmc/p/hu7hrnep.

The conference call may also be accessed through the “Investors” section of NuStar Energy L.P.’s website at https://investor.nustarenergy.com.

NuStar Energy L.P., a publicly traded master limited partnership based in San Antonio, Texas, is one of the largest independent liquids terminal and pipeline operators in the nation. NuStar currently has approximately 9,500 miles of pipeline and 63 terminal and storage facilities that store and distribute crude oil, refined products, renewable fuels, ammonia and specialty liquids. The partnership’s combined system has approximately 49 million barrels of storage capacity, and NuStar has operations in the United States and Mexico. For more information, visit NuStar Energy L.P.’s website at www.nustarenergy.com and its Sustainability page at https://sustainability.nustarenergy.com/.

Cautionary Statement Regarding Forward-Looking Statements
This press release includes, and the related conference call will include, forward-looking statements regarding future events and expectations, such as NuStar’s future performance, plans and expenditures. All forward-looking statements are based on NuStar’s beliefs as well as assumptions made by and information currently available to NuStar. These statements reflect NuStar’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P.’s 2022 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Actual results may differ materially from those described in the forward-looking statements. Except as required by law, NuStar does not intend, or undertake any obligation, to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information
(Unaudited, Thousands of Dollars, Except Unit, Per Unit and Ratio Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Statement of Income Data:
Revenues:
Service revenues	$275,367	$278,067	$560,633	$543,372
Product sales	102,967	152,090	211,568	296,648
Total revenues	378,334	430,157	772,201	840,020
Costs and expenses:
Costs associated with service revenues:
Operating expenses	93,363	94,948	182,525	181,350
Depreciation and amortization expense	62,530	62,240	124,584	125,543
Total costs associated with service revenues	155,893	157,188	307,109	306,893
Costs associated with product sales	86,914	134,178	180,375	260,893
Impairment loss	—	—	—	46,122
General and administrative expenses	31,620	27,909	60,345	54,980
Other depreciation and amortization expense	1,037	1,823	2,592	3,647
Total costs and expenses	275,464	321,098	550,421	672,535
Gain on sale of assets	—	—	41,075	—
Operating income	102,870	109,059	262,855	167,485
Interest expense, net	(58,170)	(50,941)	(115,541)	(100,759)
Other income, net	2,633	2,012	7,142	5,683
Income before income tax expense	47,333	60,130	154,456	72,409
Income tax expense	1,192	931	2,379	898
Net income	$46,141	$59,199	$152,077	$71,511

Basic and diluted net (loss) income per common unit	$(0.20)	$0.20	$0.42	$(0.02)
Basic and diluted weighted-average common units outstanding	110,905,471	110,306,641	110,893,293	110,242,201

Other Data (Note 1):
Adjusted net income	$46,141	$57,635	$111,002	$114,925
Adjusted net income per common unit	$0.09	$0.19	$0.34	$0.38
EBITDA	$169,070	$175,134	$397,173	$302,358
Adjusted EBITDA	$169,070	$173,570	$356,098	$346,916
DCF	$36,592	$83,002	$178,402	$174,060
Adjusted DCF	$72,924	$83,002	$173,659	$174,060
Distribution coverage ratio	0.82x	1.88x	2.01x	1.97x
Adjusted distribution coverage ratio	1.64x	1.88x	1.96x	1.97x

	For the Four Quarters Ended June 30,
	2023	2022
Consolidated Debt Coverage Ratio	3.73x	3.93x

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Pipeline:
Crude oil pipelines throughput (barrels/day)	1,111,120	1,220,758	1,217,610	1,264,678
Refined products and ammonia pipelines throughput (barrels/day)	597,162	582,182	596,396	572,767
Total throughput (barrels/day)	1,708,282	1,802,940	1,814,006	1,837,445

Throughput and other revenues	$206,701	$200,565	$419,884	$389,248
Operating expenses	55,042	55,170	104,817	103,273
Depreciation and amortization expense	43,855	44,442	87,405	89,270
Segment operating income	$107,804	$100,953	$227,662	$196,705
Storage:
Throughput (barrels/day) (a)	391,495	446,057	446,798	464,191

Throughput terminal revenues	$23,839	$30,929	$51,154	$57,370
Storage terminal revenues	54,370	57,854	107,712	119,334
Total revenues	78,209	88,783	158,866	176,704
Operating expenses	38,321	39,778	77,708	78,077
Depreciation and amortization expense	18,675	17,798	37,179	36,273
Impairment loss	—	—	—	46,122
Segment operating income	$21,213	$31,207	$43,979	$16,232
Fuels Marketing:
Product sales	$93,426	$140,809	$193,453	$274,069
Cost of goods	86,349	133,741	179,535	259,864
Gross margin	7,077	7,068	13,918	14,205
Operating expenses	567	437	842	1,030
Segment operating income	$6,510	$6,631	$13,076	$13,175
Consolidation and Intersegment Eliminations:
Revenues	$(2)	$—	$(2)	$(1)
Cost of goods	(2)	—	(2)	(1)
Total	$—	$—	$—	$—
Consolidated Information:
Revenues	$378,334	$430,157	$772,201	$840,020
Costs associated with service revenues:
Operating expenses	93,363	94,948	182,525	181,350
Depreciation and amortization expense	62,530	62,240	124,584	125,543
Total costs associated with service revenues	155,893	157,188	307,109	306,893
Costs associated with product sales	86,914	134,178	180,375	260,893
Impairment loss	—	—	—	46,122
Segment operating income	135,527	138,791	284,717	226,112
Gain on sale of assets	—	—	41,075	—
General and administrative expenses	31,620	27,909	60,345	54,980
Other depreciation and amortization expense	1,037	1,823	2,592	3,647
Consolidated operating income	$102,870	$109,059	$262,855	$167,485
(a)Prior period throughputs for our Corpus Christi North Beach terminal in the storage segment were restated consistent with current period presentation.

NuStar Energy L.P. and Subsidiaries
Reconciliation of Non-GAAP Financial Information
(Unaudited, Thousands of Dollars, Except Ratio Data)
Note 1: NuStar Energy L.P. utilizes financial measures, such as earnings before interest, taxes, depreciation and amortization (EBITDA), distributable cash flow (DCF) and distribution coverage ratio, which are not defined in U.S. generally accepted accounting principles (GAAP). Management believes these financial measures provide useful information to investors and other external users of our financial information because (i) they provide additional information about the operating performance of the partnership’s assets and the cash the business is generating, (ii) investors and other external users of our financial statements benefit from having access to the same financial measures being utilized by management and our board of directors when making financial, operational, compensation and planning decisions and (iii) they highlight the impact of significant transactions. We may also adjust these measures to enhance the comparability of our performance across periods.
Our board of directors and management use EBITDA and/or DCF when assessing the following: (i) the performance of our assets, (ii) the viability of potential projects, (iii) our ability to fund distributions, (iv) our ability to fund capital expenditures and (v) our ability to service debt. In addition, our board of directors uses EBITDA, DCF and a distribution coverage ratio, which is calculated based on DCF, as some of the factors in its compensation determinations. DCF is a financial indicator used by the master limited partnership (MLP) investment community to compare partnership performance. DCF is used by the MLP investment community, in part, because the value of a partnership unit is partially based on its yield, and its yield is based on the cash distributions a partnership can pay its unitholders.
None of these financial measures are presented as an alternative to net income. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with GAAP.
The following is a reconciliation of net income to EBITDA, DCF and distribution coverage ratio.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income	$46,141	$59,199	$152,077	$71,511
Interest expense, net	58,170	50,941	115,541	100,759
Income tax expense	1,192	931	2,379	898
Depreciation and amortization expense	63,567	64,063	127,176	129,190
EBITDA	169,070	175,134	397,173	302,358
Interest expense, net	(58,170)	(50,941)	(115,541)	(100,759)
Reliability capital expenditures	(7,379)	(6,696)	(10,735)	(13,405)
Income tax expense	(1,192)	(931)	(2,379)	(898)
Long-term incentive equity awards (a)	3,018	2,734	5,986	5,563
Preferred unit distributions	(32,126)	(31,523)	(64,859)	(62,615)
Impairment loss	—	—	—	46,122
Income tax benefit related to impairment loss	—	—	—	(1,144)
Premium on redemption of Series D Cumulative Convertible Preferred Units	(36,332)	—	(36,332)	—
Other items	(297)	(4,775)	5,089	(1,162)
DCF	$36,592	$83,002	$178,402	$174,060

Distributions applicable to common limited partners	$44,363	$44,128	$88,759	$88,293
Distribution coverage ratio (b)	0.82x	1.88x	2.01x	1.97x
(a)We intend to satisfy the vestings of these equity-based awards with the issuance of our common units. As such, the expenses related to these awards are considered non-cash and added back to DCF. Certain awards include distribution equivalent rights (DERs). Payments made in connection with DERs are deducted from DCF.
(b)Distribution coverage ratio is calculated by dividing DCF by distributions applicable to common limited partners.

NuStar Energy L.P. and Subsidiaries
Reconciliation of Non-GAAP Financial Information - Continued
(Unaudited, Thousands of Dollars, Except per Unit and Ratio Data)
The following is the reconciliation for the calculation of our Consolidated Debt Coverage Ratio, as defined in our revolving credit agreement (the Revolving Credit Agreement).

	For the Four Quarters Ended June 30,
	2023	2022
Operating income	$504,183	$190,045
Depreciation and amortization expense	257,222	262,228
Goodwill impairment loss	—	34,060
Other impairment losses	—	201,030
Amortization expense of equity-based awards	14,337	13,801
Pro forma effect of dispositions (a)	—	(10,077)
Other	(2,199)	481
Consolidated EBITDA, as defined in the Revolving Credit Agreement	$773,543	$691,568

Long-term debt, less current portion of finance leases	$3,310,561	$3,137,275
Finance leases (long-term)	(50,356)	(51,959)
Unamortized debt issuance costs	30,635	35,924
NuStar Logistics' floating rate subordinated notes	(402,500)	(402,500)
Consolidated Debt, as defined in the Revolving Credit Agreement	$2,888,340	$2,718,740

Consolidated Debt Coverage Ratio (Consolidated Debt to Consolidated EBITDA)	3.73x	3.93x
(a)This adjustment represents the pro forma effects of the dispositions of the Point Tupper terminal, which was sold in April 2022 and the Eastern U.S. terminals, which were sold in October 2021.

The following are reconciliations of net income / net (loss) income per common unit to adjusted net income / adjusted net income per common unit.

	Three Months Ended June 30,
	2023		2022
Net income / net (loss) income per common unit	$46,141	$(0.20)	$59,199	$0.20
Premium on redemption of Series D Cumulative Convertible Preferred Units	—	0.29	—	—
Gain on sale of assets	—	—	(1,564)	(0.01)
Adjusted net income / adjusted net income per common unit	$46,141	$0.09	$57,635	$0.19

	Six Months Ended June 30,
	2023		2022
Net income / net income (loss) per common unit	$152,077	$0.42	$71,511	$(0.02)
Premium on redemption of Series D Cumulative Convertible Preferred Units	—	0.29	—	—
Gain on sale of assets	(41,075)	(0.37)	(1,564)	(0.01)
Impairment loss	—	—	46,122	0.42
Income tax benefit related to impairment loss	—	—	(1,144)	(0.01)
Adjusted net income / adjusted net income per common unit	$111,002	$0.34	$114,925	$0.38

NuStar Energy L.P. and Subsidiaries
Reconciliation of Non-GAAP Financial Information - Continued
(Unaudited, Thousands of Dollars, Except per Ratio Data)

The following is a reconciliation of EBITDA to adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
EBITDA	$169,070	$175,134	$397,173	$302,358
Gain on sale of assets	—	(1,564)	(41,075)	(1,564)
Impairment loss	—	—	—	46,122
Adjusted EBITDA	$169,070	$173,570	$356,098	$346,916

The following is a reconciliation of DCF to adjusted DCF and adjusted distribution coverage ratio.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
DCF	$36,592	$83,002	$178,402	$174,060
Premium on redemption of Series D Cumulative Convertible Preferred Units	36,332	—	36,332	—
Gain on sale of assets	—	—	(41,075)	—
Adjusted DCF	$72,924	$83,002	$173,659	$174,060

Distributions applicable to common limited partners	$44,363	$44,128	$88,759	$88,293
Adjusted distribution coverage ratio (a)	1.64x	1.88x	1.96x	1.97x
(a)Adjusted distribution coverage ratio is calculated by dividing adjusted DCF by distributions applicable to common limited partners.

The following is a reconciliation of projected net income to EBITDA and adjusted EBITDA.

Projected for the Year Ended December 31, 2023
Net income	$ 252,000 - 290,000
Interest expense, net	235,000 - 245,000
Income tax expense	4,000 - 6,000
Depreciation and amortization expense	250,000 - 260,000
EBITDA	741,000 - 801,000
Gain on sale of assets	(41,000)
Adjusted EBITDA	$ 700,000 - 760,000

The following are reconciliations for our reported segments of operating income to segment EBITDA.

	Three Months Ended June 30, 2023
	Pipeline	Storage	Fuels Marketing
Operating income	$107,804	$21,213	$6,510
Depreciation and amortization expense	43,855	18,675	—
Segment EBITDA	$151,659	$39,888	$6,510

	Three Months Ended June 30, 2022
	Pipeline	Storage	Fuels Marketing
Operating income	$100,953	$31,207	$6,631
Depreciation and amortization expense	44,442	17,798	—
Segment EBITDA	$145,395	$49,005	$6,631